                                                                                        Contacts: Bryan A. Binyon, V.P. and Treasurer

                                                                                                                                                                 (812) 468-5195

                                                                                                                                         Robert A. Cole, S.V.P. and CFO

                                                                                                                                                                 (812) 468-5601

AMERICAN GENERAL FINANCE CORPORATION

REPORTS STRONG PERFORMANCE FOR

THE THIRD QUARTER OF 1999

Highlights for the quarter:

  Receivable growth
  Expense control
  Earnings increase of 21%

EVANSVILLE, IN, October 28, 1999 - American General Finance Corporation reports third quarter 1999 net income of $60 million, representing a 21% increase over the same quarter of 1998. The solid performance is attributed to asset growth, strong credit quality and expense control.

Finance receivables grew by $202 million during the quarter to total $10 billion. At September 30, 1999, the portfolio was comprised of 63% real estate loans, 25% non-real estate loans and 12% retail sales finance receivables.

Credit quality results continued to evidence management's successful implementation and application of advanced credit risk management systems. For the current quarter, the charge-off ratio was 2.02% compared to 2.44% for third quarter 1998 and 1.96% for second quarter 1999. For the nine months of 1999, the ratio was 2.04%, significantly improving on the 2.59% for the same period of the prior year. At September 30, 1999, the 60-day plus delinquency ratio increased in line with normal seasonality to 3.71% from 3.56% at June 30, 1999. The allowance for finance receivable losses at period end remained strong at 3.78% of net finance receivables.

The company continued to improve operating efficiency. While total assets increased $1.4 billion since September 30, 1998, operating expenses have increased by only $8 million year to date. As a percentage of average net receivables, operating expenses were 5.07% for the third quarter of 1999 compared to 5.98% for the same period in 1998.

Management is pleased with American General Finance's results through the three quarters of 1999. The company expects to continue growing with quality receivables while controlling operating expenses. With a strong branch network of well-trained individuals supported by advanced credit risk management systems, the company anticipates solid operating performance for the remainder of the year.

 ____________________________________________________________________________________________

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $11.6 billion and operates 1,307 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this release relative to trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) competitive, regulatory, or tax changes that affect the cost of, or demand for, the company's products; (3) the company's ability or the ability of third parties to achieve and maintain Year 2000 readiness for critical systems and operations; (4) the ability to secure necessary regulatory approvals; and (5) adverse litigation results or resolution of litigation. Readers are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

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American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)
	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
	1999	1998	1999	1998
Total Revenues	$432	$404	$1,272	$1,183

Interest Expense	141	128	413	369
Operating Expenses	124	127	382	374
Provision for Finance Receivable Losses	50	51	148	149
Insurance Losses and Loss Adjustments	24	21	63	65

Total Expenses	339	327	1,006	957

Income Before Provision for Income Tax	93	77	266	226
Provision for Income Tax	33	28	96	84

Net Income	$ 60	$ 49	$ 170	$ 142

Finance Charge Yield	14.40%	15.73%	14.54%	16.09%
Charge-off Ratio	2.02%	2.44%	2.04%	2.59%
Risk Adjusted Yield	12.38%	13.29%	12.50%	13.50%

Operating Expenses as a % of Average Net Receivables	5.07%	5.98%	5.26%	6.14%

Return on Assets	2.08%	1.95%	2.00%	1.96%
Return on Equity	15.00%	13.25%	13.97%	13.24%

Charge-off Ratios
Real Estate Loans	0.70%	0.70%	0.58%	.71%
Non-Real Estate Loans	5.08%	5.40%	5.25%	5.56%
Retail Sales Finance	2.52%	2.95%	2.68%	3.21%
Total Finance Receivables	2.02%	2.44%	2.04%	2.59%

AT:		9/30/99	9/30/98

Total Assets		$11,585	$10,166

Net Finance Receivables
Real Estate Loans		6,288	4,862
Non-Real Estate Loans		2,465	2,491
Retail Sales Finance		1,222	1,271
Total Finance Receivables		$ 9,975	$8,624

Allowance for Finance Receivable Losses
Balance at End of Period		$377	$356
As a Percentage of Net Finance Receivables		3.78%	4.12%

60-Day+ Delinquency Ratios
Real Estate Loans		3.33%	3.11%
Non-Real Estate Loans		5.45%	5.71%
Retail Sales Finance		1.97%	2.25%
Total Finance Receivables		3.71%	3.77%